UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2008

HILB ROGAL & HOBBS COMPANY

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-15981 (Commission File Number)	54-1194795 (I.R.S. Employer Identification No.)

4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 747-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)         On May 23, 2008, the Human Resources & Compensation Committee of the Board of Directors (the “Committee”) of Hilb Rogal & Hobbs Company (the “Company”) approved modifications to the compensatory arrangement of Michael Dinkins, the Company’s Executive Vice President and Chief Financial Officer, in recognition of his broader role in the Company. Specifically, the Committee approved an increase in Mr. Dinkins’s base salary from $340,000 to $365,000, effective June 1, 2008. Mr. Dinkins was also granted 500 shares of restricted stock and options to purchase an additional 2,000 shares of the Company’s common stock at an exercise price per share equal to $31.20, the closing price on the New York Stock Exchange on May 23, 2008. The equity awards were made by the Committee pursuant to the Company’s 2007 Stock Incentive Plan. The restricted stock vests in 25% increments over a five year period, provided that certain operating performance goals of the Company are achieved. If the performance goals are met, the first 25% of the award will vest two years from the date of the award, with the remainder of the award vesting in 25% increments each year thereafter. The stock options vest in 25% increments over a four year period from the date of the award and expire after seven years. In addition, the Committee approved an additional cash contribution to Mr. Dinkins’s Supplemental Cash Incentive Plan account for 2008 in the amount of $16,160.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILB ROGAL & HOBBS COMPANY

(Registrant)

Date:	May 30, 2008	By:	/s/ A. Brent King

A. Brent King

Vice President, General Counsel

and Assistant Secretary